Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Trina Solar Limited:

We consent to the use of our reports dated April 2, 2013, with respect to the consolidated balance sheet of Trina Solar Limited as of December 31, 2012, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the year then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/ KPMG

Hong Kong, China
April 2, 2013